Exhibit 10.3
GENERAL CONTRACT
THIS AGREEMENT, made this 24 day of July, 2008 by and between Homeland Energy Solutions, LLC a corporation organized and existing under the laws of the State of Iowa, hereinafter called Owner, party of the first part, and R&R Contracting, hereinafter called the Contractor, party of the second part.
WITNESSETH: That, in consideration of the covenants and agreements herein contained, to be performed by the parties hereto, and of the payments hereinafter provided, it is mutually agreed as follows:
1. DESCRIPTION OF WORK
The Contractor agrees to furnish all labor, services, appliances and material, except as may be hereinafter otherwise provided for, and to construct, install, complete and finish in the most thorough workmanlike and substantial manner in every respect, within the time hereinafter specified, and according to the specifications and drawings of this contract, Ethanol Plant Rail Work located between New Hampton and Lawler Iowa.
2. PERIOD FOR COMPLETION
The starting date of the Work shall be fixed in a written Notice to Proceed from Owner to the Contractor, which notice shall be mailed to or served upon the Contractor not less than five (5) calendar days before the date fixed herein. Time being of the essence, the Contractor shall commence the Work on or before the starting date August 15, 2008 and complete the Work as herein described within 139 calendar days, thereafter; completion date is December 31, 2008. Upon written application of the Contractor the Owner may, for reasons which in his opinion are beyond the Contractor’s control, consent, in writing, to an extension of said contract time.
If the Contractor fails to complete the Work within the period herein fixed or so extended, the Contractor shall pay, or the Owner may deduct from any sums due or to become due to the Contractor, the Owner’s expenses during the additional period required to complete the Work for engineering and supervision employed directly on the Work, which shall be in addition to any damages to the Owner because of such failure.
3. PRICES
In consideration of the completion of the Work described herein, the fulfillment of all stipulations of this contract, the specifications, the plans, and the drawings, to the satisfaction and acceptance of the Owner and Owners Engineer, the said Owner shall pay, or cause to be paid, to the Contractor, the lump sum amount of $5,756,534.56 Dollars. Unit pricing will apply to all additions or force work.

4. DEFINITIONS
Except where it is clear by the context that another meaning is intended, the following words and expressions shall be construed as follows:
The word “Owner” shall mean Homeland Energy Solutions, LLC or their appointed representative.
The word “Engineer” or “Chief Engineer” shall mean the TranSystems Appointed Engineer acting on behalf of the Owner to insure compliance with the plans and specifications.
The word “Railroad” or “Railway Company” shall mean the local residing Rail Carrier, in this case the DM&E.
The word “Work” shall mean all or any part of the matters covered by this Agreement or as described by Technical Specifications, Special Provisions, and other documents provided to Contractor.
The word “Project” shall mean the entire undertaking to any part of which this contract relates.
The word “Contractor” shall mean the party of the second part or his authorized representatives. If the Contractor is a corporation, the words “he”, “him”, “his” wherever they refer to the Contractor, shall be read as “it” or its.”
5. INDEPENDENT CONTRACTOR
The Owner reserves no control whatsoever over the employment, discharge, compensation of or services rendered by the Contractor’s employees, and it is the intention of the parties to this agreement that the Contractor shall be and remain as Independent Contractor, and that nothing in this agreement contained shall be construed as inconsistent with that status.
6. LAWS AND ORDINANCES
The Contractor shall comply with all laws, ordinances and regulations in any way pertaining to the Work.
7. UNEMPLOYMENT AND RETIREMENT LEGISLATION
The Contractor agrees to accept and hereby accepts, full and exclusive liability for the payment of any and all contributions or taxes for unemployment insurance or old age retirement benefits, pensions or annuities now or hereafter imposed by the Government of the United States or of any State thereof, which are measured by the wages, salaries, or other remuneration paid to persons employed by the Contractor on the Work, and further agrees to comply with all administrative regulations respecting the assumption of liability for the aforesaid contributions, and further agrees to reimburse the Railway Company for any of the aforesaid taxes or contributions, which, by law, the Railroad may be required to pay.

8. SALES AND USE TAXES
Unless otherwise provided in the Special Specifications, the Contractor shall be responsible for and pay all sales and use taxes properly assessed under all laws in effect at the time contract is awarded, against any materials, tools, supplies, services and equipment furnished directly by the contractor and used in the carrying out of the Work.
9. CONTRACTORS UNDERSTANDING
It is understood and agreed that the Contractor has, by careful examination, satisfied himself as to the nature and location of the Work, the character, quality and quantity of the materials to be encountered, the character of equipment, facilities, and special protection of building contents or functions needed preliminary to and during the prosecution of the Work, the general and local conditions, and all other matters which can in any way affect the Work. No oral agreement or conversation with any officer, agent, or employee of the Engineer, Owner or Railway Company, either before or after the execution of this contract shall affect or modify any of the terms or obligations herein contained.
10. USE OF COMPANY’S LAND
Owner shall provide the land upon which the Work under this contract is to be done, and will, so far as it can conveniently do so, permit the Contractor to use so much of its land as is required for the erection of temporary construction facilities and storage of materials, together with the right of access to same, but beyond this, the Contractor shall provide, at his cost and expense, any additional and required.
11. USE OF ADJOINING PROPERTY
Before entering upon or making use of any private property adjoining the work, the Contractor, at his expense, shall obtain and file with the Owner, the written permission of the Owner of such property, and subsequent to vacation of premises, shall furnish the Owner a properly executed release of both Owner, railroad and Contractor from all damages.
12. ASSIGNMENT OF CONTRACT
The Contractor shall not assign this contract or any part thereof without the written consent of the Owner. Such consent shall not release or relieve the Contractor from any of his obligations and liabilities under the contract.

13. SUBCONTRACTORS
The Contractor shall submit for written approval a list of Subcontractors showing the work assigned to each, and no subcontract for any part of the Work shall be awarded to any party not acceptable to the Owner and approved by him in writing. Such approvals shall not release or relieve the Contractor from any of his obligations and liabilities under this contract. Upon written request of the Owner, the Contractor shall terminate the employment on this Work of any Subcontractor who shall, in the opinion of Owner, fail to perform the work undertaken by him in a satisfactory manner and appropriate provisions to this effect shall be incorporated in all subcontracts. The provisions of this contract shall be incorporated, by reference, in all subcontracts and if so required by the Engineer, the Contractor shall furnish to the Engineer written statement, properly endorsed by the Subcontractor in question, that this has been done, before any Subcontractor shall begin work.
14. CONTRACTOR’S RISKS
The work covered by this contract shall be at the risk of the Contractor in every respect, and he shall be responsible therefore until it is completed and accepted by the Owner and the Owner. This responsibility shall include, but not be limited to, damage to and loss of any material furnished and delivered by the Contractor, Owner or railroad.
15. WAIVER
It is expressly understood and agreed that any waiver on the part of Owner, of any term, provision or covenant of this contract, shall not constitute a precedent, not bind Owner, to a waiver of any succeeding breach of the same or any other of the terms, provisions or covenants of this contract.
16. PERMITS
Unless otherwise provided in the Special Specifications, the Contractor shall procure at his own expense, and in due time, all permits and licenses, of any description, necessary for the construction and completion of the Work. The Contractor shall deliver to the Owner and Engineer all certificates of inspection for any part of the Work for which a certificate may be required.
17. INDEMNITY
The Contractor shall indemnify and save harmless Owner and railroad from and against all losses and all claims, demands, payments, suits, actions, recoveries, legal expenses, (including any attorney’s fees incurred by Owner and railroad), and judgments of every nature and description made, brought or recovered against it, by reason of or caused, in whole or in part, by any act or omission of the said Contractor, his agents or employees in the execution of the work or in guarding the same.

18. Lien Waivers
The Contractor, shall deliver to Owner satisfactory lien waivers for material uses on this contract before payment is made.
19. INSURANCE
The Contractor, at its own cost and expense, shall procure prior to commencement of any work under this Agreement and shall maintain in full force and effect until all work has been completed and accepted, insurance in such form and issued by such insurance companies as shall be satisfactory to railroad and Owner.
(a)
Workmen’s Compensation Insurance which fully meets the requirements of any Workmen’s Compensation Law in force at the place where the Work is to be performed covering all employees of said Contractor or of any subcontractor employed to perform Work under this contract. The workers Compensation and Employers Liability shall cover contractor or any subcontractor employed to perform work on this contract. The certificate must contain a specific waiver of the insurance company’s subrogation rights against the railroad, Owner and Engineer.

(b)
Public Liability Insurance providing for a limit of not less than 1,000,000 Dollars for all damages arising out of the bodily injuries to or death of one person, and, subject to that limit for each person, a total limit of 2,000,000 Dollars for all damages arising out of bodily injuries to or death of two or more persons, in any one accident, and regular Contractor’s Property Damage Liability Insurance providing for a limit of not less than 1,000,000 Dollars for all damages to or destruction of property in any one accident, and subject to that limit, a total (or aggregate) limit of 2,000,000 Dollars for all damages to or destruction of property during the policy period.

Prior to commencement of any work under this agreement, Contractor shall furnish to Owner the original of the Railroad Protective Liability Insurance policy specified in (c) above.
The Contractor shall also furnish to Engineer and Owner certificates of insurance as evidence of compliance with (a) and (b) above. All such insurance shall provide that same shall not be altered or cancelled without at least 30 days prior notice to Owner.
It is understood and agreed by the Contractor that the furnishing by it of the above insurance and the acceptance of same by Owner is not intended to and shall not limit, affect or modify the obligations of the Contractor under any provision of this agreement.

20. SUPERINTENDENCE
The Contractor shall give constant and efficient attention to the faithful and diligent prosecution of the Work and during its progress shall be represented at all times at the site of the Work by a competent superintendent acceptable to the Engineer.
21. ORDER AND DISCIPLINE
The Contractor shall at all times enforce strict discipline and good order among his employees. The Contractor, insofar as his authority extends, shall not permit the sale, distribution or use of any alcoholic beverages or intoxicating liquors upon or adjacent to the Work.
22. NOTICE — HOW SERVED
Any notice to be given by Engineer or Owner to the Contractor under this contract shall be deemed to be served if the same be delivered to the person in charge of the office used by the Contractor, or to his representative at or near the Work, or deposited in the post office, postpaid, addressed to the Contractor at his last known place of business.
23. SAFETY REQUIREMENTS
The Contractor shall furnish and maintain, at his own cost and expense and to the satisfaction of the Engineer, all requisite watchmen, lights, barricades, safeguards, fences, temporary waterproofing measures and other facilities for the protection of the Work and the safety of the general public and of employees of Owner, railroad and Engineer, of any other railroad whose tracks, facilities or operations will be affected by or are near the Work, and of the Contractor. Precaution shall be exercised at all times for the protection of persons and property. The safety provisions of applicable laws, building and construction codes shall be observed. Machinery and equipment and other hazards shall be guarded in accordance with the safety provisions of the Manual of Accident Prevention in Construction, published by the Associated General Contractors of America, to the extent that such provisions are not inconsistent with applicable law or regulation. Job briefings will be conducted prior to any work commencing. The job briefing will cover all tasks to be accomplished that day and the associated risks involved. All job briefings will be documented and signed by the job site foreman/superintendent. All personnel shall have current Railroad Contractor Orientation Course.
24. POSITION AND ELEVATONS
The Contractor will layout all of the Work and shall make all measurements and elevation determinations required for all work in this contract at his own expense.
25. PRESERVATION OF REFERENCE BENCH MARKS
The Contractor shall carefully preserve any existing benchmarks and reference points, and in case of willful or careless destruction, he will be charged with the resulting expense and shall be responsible for any mistakes that may be caused by their unnecessary loss or disturbance.

26. REPORT ERRORS AND DISCREPANCIES
Before starting the Work, the Contractor shall examine and compare the plans and specifications and shall report to the Engineer any errors or discrepancies found therein. If the Contractor, in the course of the Work, finds any discrepancy between the plans and the physical conditions of the locality or any applicable building code or ordinance, or any errors or omissions in plans or in the layout as given by said points and instructions, it shall be his duty to inform the Engineer immediately, and the Engineer shall promptly verify the same. Any work done after such discovery, until authorized by the Engineer, will be done at the Contractor’s risk.
27. AUTHORITY OF ENGINEER
The Engineer is authorized to reject or condemn all work or material, which does not conform to this Agreement. If any tools or equipment are unsafe, defective or inadequate for carrying out the Work, the Engineer may require the removal of such equipment and Contractor shall, without delay, substitute satisfactory equipment therefore.
28. INSPECTION
All work and material shall be at all times open to the inspection, acceptance or rejection of the Owner and Engineer or his authorized representative. The Contractor shall give the Owner and Engineer reasonable notice of starting any new work and shall provide reasonable and necessary facilities for inspection even to the extent of taking out portions of finished work; in case the work is found satisfactory, the cost of removal and replacement shall be paid by Owner. No work shall be done outside the agreed regular working hours without previous approval of the Engineer.
29. DEFECTIVE WORK OR MATERIAL
The Contractor shall remove, at his own expense, any work or material condemned by the Engineer, and shall rebuild or replace the same without extra charge.
Any omissions or failure on the part of the Engineer to disapprove or reject any work or material shall not be construed to be an acceptance of any defective work or material.
30. PATENTED DEVICES
In case the Contractor shall make use of or employ any patented devices or appliances either for carrying on the Work or in connection with the materials supplied, whether the terms of the specifications require such to be used or not, he shall satisfy all claims or charges for lease, privilege or royalty, and shall, at his expense, defend Owner against any and all claims or suits which may arise from any infringements of patent rights, and indemnify and save harmless Owner against any judgment of recovery as a result thereof, and notwithstanding any approval of such devices, appliances or materials under Sections 29 and 30 hereof.

31. PROTECTION OF RAILROAD SERVICES AND FACILITIES
The contractor shall use special care and vigilance to avoid damage to the trains, tracks, or other facilities of Owner and railroad and shall conduct his work so as not to interfere with the movement of trains or other operations of railroad. The Contractor shall not proceed with any work which might endanger or interfere with the movement of trains, operations or other facilities until protection satisfactory to the Engineer has been provided. If, in the opinion of the Engineer, trains, tracks, or other facilities are or may become endangered by the operations of the Contractor, he shall immediately do such work as may be ordered by the Engineer to restore safety and, upon failure of the Contractor to carry out such order immediately, railroad may take whatever steps are necessary to restore safe conditions. The cost and expense to railroad of restoring safe conditions or of any damages to the trains, tracks or other facilities caused by the Contractor’s operations shall be charged against the Contractor and paid by him or may be deducted from any amounts due, or which become due him under this contract. The cost of furnishing watchmen, flagmen, or other personnel required for the protection of the facilities or operations of railroad or any other railroad shall be borne as provided for in the General Conditions.
Contractor is aware of the special requirements and duties placed on Contractor by this Section 32 and Contractor hereby expressly acknowledges its duty to perform the Work in such a manner so as to allow the railroad’s continued uninterrupted use of and operations from the mainline tracks. Contractor acknowledges that should railroad’s use or operations from the mainline tracks be interrupted that railroad likely to experience substantial consequential and incidental damages as well as direct damages associated with this interrupted use of and operations from the mainline tracks and that Contractor all of railroad’s direct, consequential and incidental damages which railroad suffers as a result of the Contractor’s failure to fulfill the provisions of this Section 32.
32. CHANGE OF FACILITIES OF OTHERS
If in the conduct of the Work any temporary changes or alterations in water, oil or gas pipelines, sewers, drains, conduits, fences, electric line or power lines, telephone or telegraph or other wires, poles, etc., of others are necessary, either for the convenience of the Contractor or for the performance of the Work, the responsibility for making such changes will rest with the Contractor unless otherwise provided elsewhere in this agreement; and he shall arrange for such changes to be made at his own expense.
If such changes are of a permanent character and made necessary solely by the improvement itself and not incident to the performance of the Work, then, in that case, such changes will be arranged for by the Owner or others without cost to the Contractor.

33. RIGHTS OF VARIOUS INTERESTS
Wherever work being done by Owner or railroad forces or by other contractor is contiguous to work covered by this contract, the respective rights of the various interests involved shall be established by the Engineer, to secure the completion of the various portions of the project in general harmony.
34. ORDER OF COMPLETION; USE OF COMPLETED PORTIONS
The Contractor shall complete any portion or portions of the work in such order of time as the Engineer may require. Owner shall have the right to take possession of and use any completed or partially completed portions of the Work, notwithstanding the time for completing the entire Work or such portions thereof may not have expired; but such taking possession and use shall not be deemed an acceptance of the Work so taken or used or any part thereof. If such prior use increases the cost of or delays the Work, the Contractor shall be entitled to such extra compensation or extension of time, or both, as the Engineer may determine.
35. CHANGES
Owner shall have the right to make any changes that may be hereafter determined upon, in the nature or dimensions of the Work. If such changes appreciably affect the cost of the Work to the Contractor, he shall, before proceeding with the Work, so notify the Owner in writing, and the difference shall be equitably adjusted by the Owner.
If such changes so warrant, the Owner may, at his option, require an increase in the amount of coverage afforded by the Bond and Insurance under Sections 18 and 19 hereof, but such changes in the Work shall not affect the validity of such bonds or insurance and shall not serve to relieve or release any surety of said bonds. Owner agrees to reimburse the Contractor for any reasonable increase in Contractor’s Bond or Insurance premiums which result from any such ordered increase in coverage.
36. EXTRA WORK
If, in the opinion of the Owner, any work should be done or material furnished which is not included, contemplated or classified in this contract, the Contractor shall, upon written order of the Owner, do such extra work or furnish such extra material. Buy agreement between the Contractor and the Owner, such extra work or material may be paid for on a lump-sum basis or on the basis of unit prices, or other method as agreed upon by the Owner and Contractor. No bill or claim for extra work or material shall be allowed or paid unless done or furnished on written order from the Owner. Bills or claims for extra work shall be presented to the Owner at the time of making the first monthly estimate after such work or material has been done or furnished, and such bills or claims must be accompanied by a copy of the Owner’s order covering such work or material. Any such extra work done or material furnished under the provisions of this paragraph shall be covered, governed and controlled by all the terms and provisions of this contract, subject to such prices as may be agreed upon or fixed by the Owner. The Contractor shall furnish the Owner reports in the number, form and detail prescribed by the Owner of all extra work done or material furnished.

37. SUSPENSION OF WORK
Owner may at any time suspend the Work, or any part thereof, by giving not less than seven (7) calendar days’ written notice to the Contractor, and if such suspension appreciably affects the cost of the Work to the Contractor, the difference shall be equitably adjusted by the Owner. The Contractor shall not suspend the Work, nor any part thereof, without written authority of the Owner. The Work shall be resumed by the Contractor in seven (7) calendar days after written notice from Owner to the Contractor to do so and the date fixed for completion shall be extended by a period equal to the period of suspension. Owner shall not be held liable for any damages or loss of anticipated profits on account of the Work being suspended, or for any work done during the interval of suspension.
38. DELAYS IN PERFORMANCE
In the event that the Work to be performed by Contractor is delayed without Contractor’s fault or for causes beyond Contractor’s control, Contractor, will, within seven calendar days after commencement of any condition which is causing or may cause delay, notify Owner in writing of the nature and causes of such delay. Should contractor fail to so notify Owner, Contractor shall be deemed to have waived all rights Contractor may have for an extension in time in the performance of Work. Contractor agrees that Contractor’s only remedy for delays which notice has been given as provided above shall be for an extension of time by the number of days by which Contractor has been delayed as determined in the sole and absolute discretion of the Owner, and that Contractor shall not be entitled to any recovery for loss, expense or damage resulting from any such delay.
39. ANNULMENT WITHOUT FAULT OF CONTRACTOR
Owner shall have the right at any time, for reasons which appear good to it, to annul this contract upon giving written notice to the Contractor, in which event the Contractor shall be entitled to the full amount of the estimate for the work done by him under this contract up to the time of such annulment, including the retained percentage. The Contractor shall be reimbursed by Owner for such expenditures as in the judgment of the Owner are not otherwise compensated for, and as are required in preparing for and moving to and from the Work; the intent being that an equitable settlement shall be made with the Contractor.

40. REMOVAL OF EQUIPMENT
Upon completion of the Work, or in case of annulment of this contract before completion for any cause whatever, the Contractor, if notified to do so by Owner, shall promptly remove any part or all of his equipment, materials, tools and supplies from the property of Owner, failing which Owner shall have the right to move such equipment, material, tools and supplies at the expense of Contractor.
41. CHARGES AGAINST CONTRACTOR
Owner shall have the right to apply any sums due or to become due to the Contractor under this contract in payment of any liabilities of the Contractor, or of any Subcontractor, to railroad for freight charges, rental of equipment, furnishing labor, materials or supplies, or for any other charges originating from this contract.
42. WITHHOLDING OF PAYMENT
If the Contractor fails to meet and pay all of his just obligations outstanding for labor, materials or supplies at the time when an estimate for payment is due him, or if any liens, claims or demands arising out of or in connection with the Work or its performance shall be outstanding at the time any payment may be due or is likely to be made thereafter, or if any claims arising out of or in connection with the Contractor’s operations under this contract are made against Owner by any other person than the Contractor, or, if in the opinion of the Owner, the Contractor is not proceeding with the Work in accordance with the provisions of this contract, Owner shall have the right to withhold out of any payments, final or otherwise, such sums as the Owner may deem ample to protect it against delay or loss or to assure the payment of just claims of third persons, and at its option, as agent for the Contractor, to apply such sums in such manner as the Owner may deem proper to secure such protection or to satisfy such claims. Such application shall be deemed payments for the Contractor’s account. The Owner may withhold payment to the Contractor on account of the failure of the Contractor to fully comply with any requirements of this contract.
43. QUANTITIES
Means of measurement and payment are outlined in the drawings and specification. All prices listed in the contract shall constitute full payment for all labor, tools, materials, equipment and other incidentals necessary to complete the work. Any adjustments in quantities must be handled as a change in accordance with paragraph 36 of this agreement.
44. MONTHLY ESTIMATE
A monthly pay estimate will be prepared using the bid tabs from the bid proposal. All the quantities will be measured and agreed upon by the field representatives for the Contractor and the Owner. The initial pay estimate will be prepared on an agreed upon date after mobilization and every 30 days thereafter, until completion of the project.

45. CLEANING UP
The Contractor shall, as directed by the Owner, remove from Owner’s property and from all public and private property, at his own expense, all temporary structures, rubbish and waste materials resulting from his operations. Floors and sidewalls or loading docks of structures shall be left broom clean. Prior to final acceptance, all work done by the Contractor shall be cleaned up and the premises occupied by the work left in a neat and orderly condition satisfactory to the Owner.
46. DAILY REPORTS AND ACCOUNTING INFORMATION
If required by the Owner, the Contractor shall furnish a daily statement of labor and equipment, distribution as to each item of work performed, showing hours worked and rates for the various classes of labor. At the completion of the Work, the Contractor shall furnish to the Owner, a complete list of unit quantities, unit costs and such other information as may be required by Owner to comply with the accounting requirements of the Interstate Commerce Commission. Contractor shall furnish Owner “as built” drawings of the Work.
47. ACCEPTANCE
The work shall be inspected for acceptance by the Railway Company promptly upon receipt of written notice that the Word is ready for inspection.
48. FINAL ESTIMATE
Upon the completion and acceptance of the Work, the Owner will make a final determination of the value of the Work completed to his satisfaction and shall determine the Final Payment due the Contractor. The amount so determined shall be paid to the contractor as soon thereafter as practicable, provided, however, before such final payment shall be made, the Contractor shall furnish, if requested by the Owner, satisfactory evidence that all payrolls, bills for material and other indebtedness in connection with the Work have been paid and that all liens, claims or suits for labor performed or material furnished in connection with the Work covered by this contract have been made. The Contractor expressly agrees to reimburse Owner for any amounts that the latter may be compelled to pay in satisfying such actions, including attorney’s fees incurred by the Owner in satisfying such claims or actions.
49. RELEASE
The Contractor at final payment will execute, acknowledge and deliver to Owner under his hand and seal a valid discharge from all claims and demands growing out of or connected with this contract.

THIS AGREEMENT shall inure to the benefit of and be binding upon the legal representatives and successors of the parties respectively.
IN WITNESS WHEREOF, The said Contractor and Owner, have executed this agreement as of the day and year first above written.

Homeland Energy Solutions
By:	/s/ Steven K. Eastman
Steve Eastman
President CEO

R&R Contracting
By:	/s/ Bruce Kopp
Bruce Kopp
Vice President and Chief Financial Officer